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Exhibit 99.(d)(3)

          RULES OF THE BUSINESS OBJECTS S.A. APPROVED STOCK OPTION PLAN


1. In this Subplan, the words and expressions used in the Plan shall bear, unless the context requires otherwise, the same meaning herein save to the extent this Subplan shall provide to the contrary.

2.     DEFINITIONS

       In this Subplan:

         "Approved Option"          means a right to acquire Stock granted
                                    pursuant to and in accordance with this
                                    Subplan;

         "Board of Directors"       means the Board of Directors of Business
                                    Objects S.A.;

         "the Company"              means Business Objects S.A.;

         "the Director"             means a member of the board of directors of
                                    a Participating Company;

         "Eligible Employee"        means a Beneficiary as defined in the Plan
                                    being a full-time Director or qualifying
                                    employee of an Affiliated Company.

         "Grant Date"               Means the date on which the Board of
                                    Directors makes determination of granting
                                    the Options.

         "Market Value"             means in relation to any Stock on any day,
                                    the market value of that Stock determined in
                                    accordance with the provisions of Part VIII
                                    of the Taxation of Chargeable Gains Act 1992
                                    and agreed in advance with the Inland
                                    Revenue Share Valuation Division.

         "Option Holder"            means an Eligible Employee who has been
                                    granted


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
                                    Approved Options pursuant to the rules of this Subplan

         "Participating Company"    means the Company, Business Objects U.K.
                                    Limited and any other Affiliated Company and
                                    which is for the time being nominated by the
                                    Board of Directors to be a Participating
                                    Company;

         "the Plan"                 means the Business Objects S.A. 1999 Stock
                                    Option Plan as amended from time to time;

         "this Subplan"             means the Business Objects S.A Approved
                                    Stock Option Plan, as amended from time to
                                    time;

         "Sterling Equivalent"      means the pounds sterling amount derived by
                                    converting US$ to GBL by reference to the
                                    "FT Guide to World Currencies" (or any
                                    replacement to such Guide) as published
                                    weekly in the London Financial Times on the
                                    date which is nearest before the date of
                                    such conversion;

         "Stock"                    means unrestricted common stock of the
                                    Company which satisfies the conditions of paragraphs 10-14 inclusive of Schedule 9 of the Taxes Act;

         "Schedule 9"               means Schedule 9 of the Taxes Act;

         "the Taxes Act"            means the UK Income and Corporation Taxes
                                    Act 1988.

       Words and expressions not defined in this Subplan have the same meaning as in Section 195 and Schedule 9 of the Taxes Act and any reference in this Subplan to any enactment includes a reference to that enactment as from time to time modified and extended.

3.     PURPOSE

       Where under the Plan, the Company wish to grant rights to acquire Stock to employees of any Participating Company, such rights may be granted subject to and in accordance with the rules of the Plan and this Subplan. Where the rules of the Plan and this Subplan conflict, the rules of this Subplan will take precedence.

       Rights granted under this Subplan shall be referred to as Approved
       Options.

4.     ELIGIBILITY

       4.1 An Approved Option may only be granted to an Eligible Employee of a Participating Company. For the purposes of this definition, an individual will be treated as a full-time Director if he normally devotes twenty-five (25) hours, excluding meal breaks, to the duties of his office. A qualifying employee is one who is required to work at least 20 hours per week for a Participating Company.



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       4.2    Approved Options may not be granted to persons designated as members of the Board of Directors and such other persons as the Board of Directors shall designate as persons who will be appointed members of the Board of Directors more than one year following the date of such designation.

       4.3 Approved Options may not be granted to any person at any time when he has, within the preceding 12 months, had a material interest (as defined in S187(3) of the Taxes Act) in the Company or in a company which has control of the Company or which is a member of a consortium which owns the Company or any such company is at any relevant time a close company for the purposes of paragraph 8 of
              Schedule 9.

       4.4 An Approved Option may not in any event be exercised at any time if the Option Holder then has, or has within the preceding 12 months had, a material interest in a close company being either the Company or a company which has control of the company or is a member of a consortium which owns such a company.

       4.5 Approved Options shall be limited and shall take effect so that the aggregate Market Value of the Stock which may be acquired by that person pursuant to the exercise of:

                     (i) Approved Options which have not then been exercised and have not ceased to be exercisable; and

                     (ii) Rights to acquire stock obtained under any other plan approved under Schedule 9 to the Taxes Act which has been established by the Company or by any associated company (as that term is defined in section 416 of the Taxes Act) of the Company, shall not exceed or further exceed L30,000 or such other amount as may be permitted at its Grant Date by paragraph 28(1) of Schedule 9.

       For the purpose of determining this limit, the Market Value of the Stock shall be converted to Pounds Sterling using the exchange rate quoted in the Financial Times for the day prior to the option Grant Date.

5.     GRANT OF APPROVED OPTIONS

       5.1 Approved Options may only be granted pursuant to and in accordance with this Subplan, and the Plan, after the date on which formal approval under Schedule 9 has been obtained.

       5.2 The grant of an Approved Option shall be evidenced by the Company issuing a Notice of Grant certificate which is in the form of the schedule attached hereto.

       5.3 No additional terms or conditions, other than terms and conditions specified in this Subplan or in the Plan, may be imposed without the approval of the Board of Inland Revenue, and no such term or condition shall have effect until approved by the Board of Inland Revenue.

6.     EXERCISE OF APPROVED OPTIONS

       6.1 Approved Options may not in any event be exercised later than seven years less one day from the Grant Date.

       6.2 Stock shall be allocated and issued pursuant to a notice of exercise, in the form prescribed by the Board of Directors, within 30 days of the date of exercise. Upon exercise of any Approved Option in accordance herewith the Stock issued to the Option Holder shall be assimilated with all other Stock of the Company and shall be entitled to dividends for the fiscal year in course during which the Approved Option is exercised.



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7.     OPTION PRICE

       The price per share of Stock payable upon the exercise of an Approved Option shall not be less than 100% of the Market Value per share of Stock and shall be payable in accordance with clause 8.3 of the Plan.

8.     RELATIONSHIP WITH CONTRACT OF EMPLOYMENT

       (a) The Grant of an Approved Option does not form part of the Option Holder's entitlement to remuneration or benefits pursuant to his contract of employment nor does the existence of a contract of employment between any person and the Company or any Participating Company give such person any right or entitlement to have an Approved Option granted to him in respect of any amount of Stock or any expectation that an Approved Option might be granted to him whether subject to any conditions or at all.

       (b) The rights and obligations of an Option Holder under the terms of his contract of employment with the Company or any Participating Company or former subsidiary or former Affiliated Company shall not be affected by the grant of an option.

       (c) The rights granted to an Option Holder upon the grant of an Approved Option shall not afford the Option Holder any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with the Company or any Participating Company or former subsidiary or former Affiliated Company for any reason whatsoever.

       (d) An Option Holder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being or becoming unable to exercise an Approved Option in consequence of the loss or termination of his office or employment with the Company or any Participating Company or former subsidiary or former Affiliated Company for any reason (including, without limitation, any breach of contract by his employer) or in any other circumstances whatsoever.


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9.     NON TRANSFERABILITY OF APPROVED OPTIONS

       Approved Options granted under this Subplan may not be sold, pledged, assigned, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the Option Holder, only by the Option Holder.

10.    VARIATION OF SHARE CAPITAL

       10.1 In the event of a change in capitalization of the Company, as described in clause 11.1 of the Plan, the number of shares of common stock subject to an Approved Option and the option price of the Stock shall be adjusted in accordance with articles 174-8 et seq of the decree n(degree)67-236 of March 23, 1967 concerning French commercial companies so as to preserve the rights of the Option Holder, provided that:-

              (i) no such adjustment is made without the prior approval of the Board of Inland Revenue; and

              (ii) the aggregate amount payable on the exercise of an Approved Option in full is not increased except as required to subscribe or purchase a round number of Stock; and

              (iii) except insofar as the Board of Directors (on behalf of the Company) agree to capitalise the Company's reserves and apply the same at the time of exercise of the Approved Option in paying up the difference between the exercise price and the nominal value of the Stock, the exercise price in relation to any Approved Option to subscribe for Stock is not reduced below the nominal value of Stock; and

              (iv) following the adjustment the Stock continues to satisfy the conditions specified in Paragraph 10 to 14 inclusive of
                     Schedule 9.

       10.2. As soon as reasonably practicable after any such adjustment has effect in relation to any Approved Option, the Board of Directors shall give notice in writing to the Option Holder.

11.    AMENDMENT OF THIS SUBPLAN

       The Administrator may not make any amendment to this Subplan without first obtaining the approval of the Board of Inland Revenue. No amendment shall have effect until approved by the Board of Inland Revenue.



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